EXHIBIT XII




                              AMENDMENT NO. 1
           TO WARRANT CERTIFICATES FOR THE PURCHASE OF SHARES OF
           COMMON STOCK OF AMERICAN MOBILE SATELLITE CORPORATION


      AMENDMENT, dated as of March 27, 1997, to each of those Warrant Certificates dated as of June 28, 1996 (the "Warrants" and capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrants), issued by American Mobile Satellite Corporation (the "Company") to each of Hughes Electronics Corporation, Singapore
Telecommunications Ltd. and Baron Capital Partners, L.P.
(collectively, the "Holders").

                            W I T N E S S E T H:

      WHEREAS, the Company previously issued to the Holders Warrants that represented in the aggregate the right to purchase 5,000,000 shares of Common Stock at an Exercise Price of $24.00 per share;

      WHEREAS, the Company, the Holders and AMSC are entering into on the date hereof Amendment No. 1 ("Amendment No. 1") to the Guaranty Issuance Agreement;

      WHEREAS, as contemplated by Amendment No. 1, the parties hereto desire to amend certain terms of the Warrants.

      NOW, THEREFORE, the undersigned parties hereto agree as follows:

      SECTION 1.  AMENDMENTS.

            a. Section 1 of each of the Warrants is hereby amended by modifying the definition of "Exercise Price" to read in its entirety as follows: "Exercise Price" means initially $13.00 per Warrant Share, as adjusted from time to time.

            b. The Warrant Share Amount reflected in the preamble to each of the Warrants shall be modified as follows:

               Holder                        Warrant Share Amount
               ------                        --------------------

Hughes Electronics Corporation                     4,125,000

Singapore Telecommunications Ltd.                    687,500

Baron Capital Partners, L.P.                         687,500







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            c.  Section 15 of the Warrants is hereby deleted in its entirety.

      SECTION 2. REAFFIRMANCE. Except as expressly amended hereby, the terms of the Warrants remain unchanged and the Warrants, as amended hereby, are in full force and effect.

      SECTION 3. ISSUANCE OF REPLACEMENT WARRANT. Upon the request of any Holder, the Company promptly shall issue a new Warrant, incorporating the amendments effected hereby, to replace the presently outstanding Warrant held by such Holder.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 1 by its duly authorized officer as of the day and year first set forth above.

AMERICAN MOBILE SATELLITE                 SINGAPORE TELECOMMUNICATIONS
  CORPORATION                               LTD.

By: /s/ Richard J. Burnheimer             By: /s/ Ho Siaw Hong
    -------------------------------           -------------------------------
    Name: Richard J. Burnheimer               Name: Ho Siaw Hong
    Title: VP & Treasurer                     Title: Senior Director

HUGHES ELECTRONICS CORPORATION            BARON CAPITAL PARTNERS, L.P., a
  CORPORATION                               Delaware limited partnership

By: /s/ Amnon Carr                        By: Baron Capital Management, Inc.,
    -------------------------------           a General Partner
    Name: Amnon Carr
    Title: Assistant Treasurer
                                          By: /s/ Morty Schaja
                                              -------------------------------
                                              Name: Morty Schaja
                                              Title: V.P.